NEWCOR, INC.
                   Exhibit 10(h) to Form 10-K
               For the Year Ended October 31, 1995


February 13, 1995


Mr. W. John Weinhardt
President and Chief Executive Officer
Newcor, Inc.
1825 S. Woodward
Suite 240
Bloomfield Hills, MI  48302

Dear John:

Newcor, Inc. (the "Company") recognizes that the possibility of a change in control of the Company may create uncertainty for the Company's management and other key employees and lead to the departure or distraction of such employees. Consequently, the Board of Directors of the Company has authorized it to provide to you (the "Employee") the benefits set forth in this letter as an inducement to you to remain with the Company in such circumstances.
Our agreements are as follows:

1. If, at any time within eighteen (18) months after a change in control (as defined below), the Company terminates Employee's employment for any reason other than cause (as defined below) or Employee terminates such employment for good reason (as defined below), the Company shall:

          (a) Pay the Employee's base salary and other benefits of employment through the effective date of termination on regularly scheduled payroll dates,

          (b) Pay in a lump sum in cash within fifteen (15) days after the effective date of termination an amount equal to the product of (i) 2.5 multiplied by (ii) the sum of
          (1) the Employee's annual base salary on the effective date of termination (or, if higher, the annual base salary in effect immediately prior to the change in control) plus (2) the average annual bonus of the Employee for the three (3) full fiscal years of the Company immediately preceding the effective date of termination (or, if higher, such average bonus for the three (3) full fiscal years immediately preceding the change in control) (or, if such termination or change of control occurs within three (3) years of the time Employee commences employment, the highest average bonus for such shorter period),

          (c) Continue for thirty (30) months, but not after Employee and Employee's family shall be effectively provided with substantially equivalent such benefits under a non-contributory plan by another employer, all health, hospitalization, surgical, major medical and dental benefits to which Employee and Employee's family were entitled on the effective date of termination (or, if more favorable in the aggregate to Employee and Employee's family, to which they were entitled immediately preceding the change in control), and

          (d) Continue for thirty (30) months, but not after Employee and Employee's family shall be effectively provided with substantially equivalent such benefits under a non-contributory plan by another employer, all life insurance and accidental death and disability benefits to which Employee and Employee's family were entitled on the effective date of termination (or, if more favorable in the aggregate to Employee and Employee's family, to which they were entitled immediately preceding the change in control), and

          (e) Pay the entire fee for the services of an outplacement firm (including an office) selected by
          Employee to consult with and advise Employee on subsequent employment and/or career alternatives.

     Upon the expiration of the period of coverage set forth in clause (c) above, the Company shall cause to be provided to Employee health benefits with such coverages, for such periods, and at costs to Employee not in excess of, coverages, periods and costs which the Company would have been obligated to provide to Employee under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") if Employee had been terminated on the date of such expiration.

2. If, at any time within eighteen (18) months after a change in control, Employee terminates Employee's employment by the Company other than for good reason, the Company shall provide the payments and benefits described in paragraph 1 above, except that:

          (a)  The lump sum payable under clause (b) of paragraph
          1   shall   equal  one-half  of  the  amount  otherwise
          calculated thereunder,

          (b) The period of time for which the Company shall provide the benefits described in clause (c) and clause
          (d) of paragraph 1 shall be one-half the time otherwise provided thereunder.

3. Upon the occurrence of a change in control all options to acquire securities of the Company held by Employee shall be immediately exercisable in full including all unmatured installments thereof if any and, in addition, such options shall be exercisable for six (6) months following any termination of Employee's employment within a period of eighteen (18) months after a change in control or such lesser period as the option would have been exercisable if Employee's employment had not been terminated.

4. Nothing in this Agreement is intended to constitute, or shall be construed as constituting, a contract or other arrangement between the Employee and the Company providing for Employee's employment for any specific period of time. Further, nothing in this Agreement is intended to prevent or limit Employee's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any affiliate or subsidiary of the Company and for which Employee may otherwise qualify.

5.   As used in this Agreement:

          (a) "Change in control" shall mean a change in control of the Company (or similar event) that would be required to be reported in response to Item 6(e) of
          Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof (the "Exchange Act") or, if said Item 6(e) of the Exchange Act is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Exchange Act or legislation enacted by Congress (together with regulations promulgated thereunder) which serve similar purposes. Without limitation of the foregoing, a change in control shall be deemed to have occurred if and when:
          (a) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote for the election of directors of the Company, (b) the Company shall have merged or consolidated with another corporation and as a result of such merger or consolidation less than 70% of the outstanding securities ordinarily having the right to vote for the election of directors of the surviving or resulting corporation shall be owned in the aggregate by the shareholders of the Company immediately prior to such merger or consolidation, (c) the Company shall have sold or otherwise disposed of, or agreed to sell or otherwise dispose of, to a person (as hereinabove defined) in a single transaction or to more than one person in a series of related transactions assets of the Company constituting all or a major portion of the assets of a business segment of the Company or (d) individuals who are members of the Board of Directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board of Directors following such meeting.

          (b) "Good reason" shall mean Employee's termination of Employee's employment due to the Employee's good faith determination (which determination shall be conclusive) that (1) there has occurred a significant change in the nature or scope of any of Employee's positions, status, office, support, authority, powers, functions, duties or responsibilities from that existing immediately prior to the change in control, (ii) there has occurred a reduction in any of Employee's compensation, benefits or perquisites of office from that existing immediately prior to the change in control (or, if more favorable to the Employee, those existing immediately prior to the effective date of termination), (iii) there has been imposed on the Employee a requirement that Employee perform Employee's duties on more than an occasional basis at locations other than those at which such duties were performed immediately prior to the change in control, (iv) the Company has breached this Agreement, or other agreement between Employee and the Company or any affiliate or subsidiary of the Company, and such breach has not been cured within ten (10) days of written notice of such breach from Employee to the Company or (v) the Company has failed to require a successor to all or substantially all of the business or assets of the Company (whether direct or indirect, or by purchase, merger, consolidation, acquisition of such or otherwise) expressly to assume all of the terms and obligations of this Agreement by an agreement in writing in form and substance satisfactory to Employee.

          (c) "Cause" means gross misconduct or willful breach of any written contract of employment with the Company or a subsidiary of the Company.

6. The Company's duties to make the payments and to perform the obligations described in this Agreement shall not be affected or reduced by any right of set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or any other person. Employee shall not be obligated under any circumstances to seek other employment by way of mitigation of the amounts or benefits payable or providable to Employee under this Agreement. The Company agrees to pay within fifteen (15) days after invoice therefor all reasonable legal fees and expenses which Employee may incur as a result of any contest (regardless of the outcome thereof) by the Company or any other person of the validity or enforceability of, or liability of the Company under, any provision of this Agreement. Any amounts owing by the Company under this Agreement and not paid or provided when due (or, if no due date shall be set forth herein, not paid or provided within five (5) days after written demand therefor) shall bear interest, compounded quarterly, from such due date to the date when paid at the rate of 2% plus the rate from time to time announced by Citibank NA of New York, New York (or any successor institution) as its "prime" or "base" rate.

7. The Company may withhold from any amounts payable under this Agreement federal, state or local taxes or other amounts required to be withheld pursuant to any applicable law or regulation.

8. This Agreement (a) shall inure to the benefit of and be binding upon the Company and its successors and assigns and shall inure to the benefit of Employee and Employer's legal representatives, (b) shall be governed by the internal laws of the State of Michigan, without reference to principles of conflicts of law and (c) may be amended only by an agreement in writing executed by the Company and Employee or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any notices required or which may be given under this Agreement shall be in writing and shall be effective when delivered or three days after mailing by registered or certified mail, return receipt requested, postage prepaid, addressed:

          If to the Company:

                    Newcor, Inc.
                    1825 S. Woodward
                    Suite 240
                    Bloomfield Hills, MI  48302

          If to the Employee:

                    W. John Weinhardt
                    619 Kingsley Trail
                    Bloomfield Hills, MI  48304

     or to such other address as either party shall have furnished by notice to the other.

9. This Agreement is supplementary to and shall not affect in any manner any written employment agreement between the Company and the Employee.

10. This Agreement contains the entire understanding of the Company and Employee regarding the subject matter of this Agreement.
The foregoing shall become a binding agreement upon your execution and delivery to the Company of a copy of this letter.

                              Sincerely,

                              NEWCOR, INC.


                              /S/ William A. Lawson

                              William A. Lawson
                              Chairman of the Board



ACCEPTED:


/s/ W. John Weinhardt
-----------------------
W. John Weinhardt